Press Release

Entech Solar Set to Begin Certification Testing
on Latest Concentrating Photovoltaic Module

FORT WORTH, TX – September 16, 2010 – Entech Solar, Inc. (OTC BB: ENSL.OB) (the “Company” or “Entech Solar”) today announced that it currently expects to submit its latest concentrating photovoltaic (CPV) product called SolarVolt™ for independent certification testing by September 30, 2010. This milestone is a key step in commercializing the Company’s latest CPV product designed to produce electricity for large commercial, industrial, government and utility applications. This key step places the Company on target to have a fully certified product for commercialization by mid-2011 to address the rapidly growing global photovoltaic market. This new Entech Solar product is protected by several issued and pending patents.

Over the past two years, the price per watt of one-sun photovoltaic modules has dropped dramatically, by approximately 50%. Consequently, Entech Solar accelerated the development of a low-cost, highly reliable CPV module design aimed at keeping the Company’s technology cost-competitive for many years ahead. This advanced fifth generation module is firmly based on the field-proven heritage of Entech Solar’s previous generations of CPV modules and systems. The Entech Solar team has been involved in the research, development, field testing and commercialization of CPV technology for both ground and space applications for more than three decades. Entech Solar’s earlier development work through January 2010 on an advanced ThermaVolt (CPVT) module that generates both electricity and thermal energy, and its 24 years of development work on space CPV systems for NASA and the US Department of Defense, were very beneficial to the development of the new CPV module for ground based applications.

The earlier generations of the Company’s CPV technology have all relied on a robust and efficient primary optical concentrator, based on the symmetrical-refraction, arched shape, Fresnel lens design principle. For space applications, the Company has used multi-junction solar cells with similar lens technology, including triple-junction cells in the SCARLET array that performed flawlessly on NASA’s Deep Space 1 mission in 1998-2001. However, for terrestrial applications, the Company has selected high-efficiency, low-cost silicon cells under the line-focus lenses to obtain the best combination of low-cost and high reliability. Conventional one-sun silicon cell processing methods are readily adaptable to produce efficient and low-cost cells for Entech’s terrestrial CPV modules operating at 20X geometric concentration ratio, which corresponds to approximately 95% savings in solar cell area and cost per watt of module power output.

The formal certification protocol under which the Company’s SolarVolt will be tested is defined in an official document, IEC 62108, issued by the International Electrotechnical Commission (IEC), the leading global organization that prepares and publishes international standards for all electrical, electronic, and related technologies. Tests in accordance with this document simulate environmental conditions and influences on CPV modules to verify the performance and reliability during and after accelerated aging, hail impact, mechanical loading, hot and cold, wet and dry environmental conditions, as well as extended outdoor exposure.

“The Company has been conducting extensive tests on its modules and components, outdoors as well as in its environment chambers and its 107-foot-long indoor solar simulation facility, believed to be the world’s largest solar simulator" said David Gelbaum, Entech Solar CEO. Mr. Gelbaum also stated, “This design, development and testing of our new advanced, low-cost CPV module has been carried out under the direction of our CTO, Mark O’Neill, and his highly experienced CPV team, relying on decades of CPV development, testing and field operations aimed at perfecting this product. We are all excited about this important milestone toward product commercialization.”

Entech Solar has partnered with TÜV Rheinland Photovoltaic Testing Laboratory (PTL) LLC, in Tempe, AZ, to carry out the test and certification program over a 7 to 8 month expected time period. TÜV Rheinland PTL is an ISO 17025 accredited laboratory by the American Association for Laboratory Accreditation – A2LA. The IEC certificate that results from successfully completing the testing protocol is recognized globally. Meeting the requirements of the IEC 62108 standard, which was designed to be universal, takes into account different environments and applications around the world and is expected to enhance the Company’s ability to sell its product world-wide.

About Entech Solar
Entech Solar, Inc. is a leading developer of renewable energy technologies and sustainable daylighting solutions for the commercial, industrial and utility markets. Entech Solar designs concentrating solar modules that produce electricity from sunlight as part of the SolarVolt™ product line. The Company also manufactures and markets the Entech™ Tubular Skylight, a state-of-the-art tubular skylight that provides superior light output and optical efficiency for the commercial and industrial green building initiatives. For more information on the Company’s SolarVolt product or Entech Solar, please visit www.entechsolar.com, or call Bob Walters at 817-224-3600.

Entech Solar Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, which are subject to risks, uncertainties and assumptions that are difficult to predict. All statements in this press release, other than statements of historical fact, are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements, among other things, concerning our expected timing for entering and completing certification testing and commercialization of products. These forward-looking statements are only predictions based on our current expectations and our projections about future events. All forward-looking statements are based upon information available to us as of date hereof. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, except as required by law. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include our ability to meet projected internal timelines, our reliance on third parties as part of the certification process, our sufficiency of capital, our ability to retain qualified personnel and the matters discussed in the section entitled “Item 1A: Risk Factors” in Part I of our Annual Report on Form 10-K. You should carefully consider the risks and uncertainties described under that section.

About TÜV Rheinland PTL, LLC
Based in Tempe, Ariz., TÜV Rheinland PTL, LLC is a leading provider of safety and performance testing, and market certification serving every sector of the photovoltaic and solar thermal marketplace, from the supply chain through installation. TÜV Rheinland PTL is a member of the TÜV Rheinland Group, which has the largest network of solar energy laboratories worldwide, with six major laboratories on three continents. The lab was formed as a unique partnership between Arizona State University, an institution with more than 50 years of research on solar energy and extensive solar testing know-how, and TÜV Rheinland, a $1.5 billion global provider of independent testing, assessment, and certification services. For more information, visit www.tuvptl.com.